Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2020 RESULTS

Company Release: April 27, 2020

Quarter One 2020 Highlights:

•

Net income totaled $2.7 million for the quarter ended March 31, 2020, or $0.22 per diluted common share, a decrease of 3.0% from $2.8 million or $0.23 per diluted common share for the quarter ended March 31, 2019.

•	Total assets were $1.18 billion and grew at an annualized rate of 19.8% during the quarter ended March 31, 2020, compared to total assets of $1.13 billion at December 31, 2019.
•	Total loans receivable grew at an annualized rate of 28.3% during the quarter ended March 31, 2020 to $1.01 billion compared to $939.1 million at December 31, 2019.
•	A provision for credit losses of $1.6 million was recorded during the quarter ended March 31, 2020, due to loan growth and in response to the economic uncertainties of the COVID-19 pandemic.
•	Total deposits increased at an annualized rate of 15.4% during the quarter ended March 31, 2019 to $1.01 billion, compared to $968.0 million at December 31, 2019.
•	Total core deposits increased at an annualized rate of 13.9% during the quarter ended March 31, 2020 and were 88.8% of total deposits.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended March 31, 2020.  Net income for the first quarter of 2020 was $2.7 million, or $0.22 per diluted common share, compared with net income of $3.6 million, or $0.30 per diluted common share, for the fourth quarter of 2019, and $2.8 million or $0.23 per diluted common share for the quarter ended March 31, 2019.

“As we close the first quarter of 2020, we are in the midst of an unprecedented global COVID-19 pandemic that is impacting the physical and economic health of our community and nation.  We started the year off strong and despite the pandemic related disruptions that occurred late in the period, we finished the first quarter of 2020 with net income of $2.7 million, which includes $1.6 million in loan loss provision expense due to loan growth and in response to the economic uncertainties of the pandemic, annualized loan growth of 28.3% and annualized deposit growth of 15.4%.  We also continue to build out and expand on our CCBX division, which provides Banking as a Service (“BaaS”) enabling broker dealers and digital financial service providers to offer their clients banking services, while providing additional sources of fee income for the Bank,” stated Eric Sprink, the President and CEO of the Company and the Bank.

“As a preferred Small Business Administration (“SBA”) lender, we are working diligently with the SBA to offer assistance to small businesses as provided in the recently passed Coronavirus Aid, Relief and Economic Security Act (“CARES Act”).  We have accepted in excess of 1,135 Paycheck Protection Program (“PPP”) applications expected to provide approximately $280.7 million in resources to businesses, impacting over 25,175 employees in our communities as of April 24, 2020.  We are taking a proactive approach on restructuring payments for our loan customers during this uncertain time to help alleviate financial hardships by deferring or modifying payments on $159.3 million, that represents 180 loans to provide community financial relief, pursuant to federal guidance, since the end of March 2020.

We are committed to following the guidelines set forth by our federal, state and local government and public health officials to keep us all healthy and safe while remaining open and serving our communities through our drive throughs, call center, mobile banking, online banking and ATMs.  The Company has taken measures to protect the health and safety of its employees by implementing remote work arrangements to the fullest extent possible.

The Company’s credit administration is closely analyzing the Company’s higher risk segments within the loan portfolio, monitoring and tracking loan payment deferrals, customer liquidity, and providing timely reporting. The management team continues to analyze economic conditions in our geographic markets. Based on the Company’s current capital levels, conservative underwriting policies, and industry diversification within our concentrations, management expects to be able to manage the economic risks and uncertainties associated with the COVID-19 pandemic.

As we navigate through this historic time, we remain focused on managing and innovating our way to an enhanced future for the Company, our customers and our communities, combining the stability of our Bank and the additional sources of income from our CCBX division to emerge from this trying time united and stronger than ever.”

Results of Operations

Net interest income was $11.4 million for the quarter ended March 31, 2020, an increase of 0.3% from $11.3 million for the quarter ended December 31, 2019 and an increase of 16.4% from $9.8 million for the quarter ended March 31, 2019.   The increase compared to the prior quarter and prior year’s fourth quarter is largely related to increased interest income resulting from our loan growth, partially offset by increased interest expense due to growth in interest bearing deposits and a decrease in rates on existing loans that are tied to indexes, including, among others, Wall Street Journal Prime, FHLB term advance rates and LIBOR.

Net interest margin for the quarter ended March 31, 2020 decreased 11 basis points to 4.15% as compared to 4.26% for the quarter ended December 31, 2019 and was 4.13% for the quarter ended March 31, 2019. The decrease over the prior quarter was due to lower interest rates on loans combined with reduced balances on investment securities.  The increase in net interest margin compared to the first quarter in the prior year is primarily due to a decrease in cost of funds, which decreased six basis points to 0.70% for the quarter ended March 31, 2020, compared to 0.76% for the quarter ended March 31, 2019.

During the quarter ended March 31, 2020, the average balance of total loans receivable increased by $55.2 million, to $966.6 million, compared to $911.4 million for the quarter ended December 31, 2019, and increased by $184.2 million, compared to $782.4 million for the same quarter one year ago. Total loan yield for the quarter ended March 31, 2020 was 5.25%, compared to 5.36% for the quarter ended December 31, 2019, and 5.40% for the quarter ended March 31, 2019.

Contractual loan yields approximated 5.08% for the quarter ended March 31, 2020, compared to 5.15% for the quarter ended December 31, 2019, and 5.22% for the quarter ended March 31, 2019. The Federal Open Market Committee (“FOMC”) lowered rates five times for a total decrease of 2.25% since July 2019, resulting in lower rates on new and renewing loans as well as loans tied to indexes.  Although we have rate floors in place for $347.7 million, or 34.5%, in existing loans, the rate reductions by FOMC have a corresponding impact on loan yields and subsequently the net interest margin in future periods.

Deposit costs for the quarter ended March 31, 2020 were 0.64%, an increase of one basis point from 0.63% for the quarter ended December 31, 2019, and a four-basis point decrease from the quarter ended March 31, 2019.  Market conditions for deposits continued to be competitive during the quarter, despite this, we lowered many rates, with most changes to our interest bearing demand deposit and certificate of deposit rates effective in March and April 2020.  Historically, there tends to be a lag in customer deposit rates being adjusted up or down in response to rate changes by the FOMC, therefore additional changes may be made in the future as the market responds to the most recent FOMC rate reductions.

Return on average assets (“ROA”) was 0.96% for the quarter ended March 31, 2020 compared to 1.31% and 1.14% for the quarters ended December 31, 2019 and March 31, 2019, respectively.  ROA was impacted in the current quarter by increased provision for loan losses due to loan growth and in response to the economic uncertainties of the COVID-19 pandemic. Pre-provision, pre-tax ROA was 1.77% for the quarter ended March 31, 2020, compared to 1.95% and 1.66% for the quarters ended December 31, 2019 and March 31, 2019, respectively.

The following table shows the Company’s key performance ratios for the periods indicated.  The table also includes ratios that were adjusted by removing the impact of the previously disclosed atypical BaaS-brokered deposits for the quarters ended June 30, 2019 and March 31, 2019.  The BaaS-brokered deposits normalized at the end of the second quarter of 2019, therefore no adjustment was made to the loans receivable to deposits ratio as of June 30, 2019 and no adjustments were made to the performance ratios that are calculated using an average balance since the quarter ended June 30, 2019.  The adjusted ratios are non-GAAP measures.  For more information about non-GAAP financial measures, see the end of this earnings release.

	Three months ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Return on average assets (1)	0.96%	1.31%	1.35%	1.31%	1.14%
Return on average assets, as adjusted (1,2)	N/A	N/A	N/A	1.34%	1.20%
Return on average equity (1)	8.66%	11.66%	11.72%	11.45%	10.25%
Pre-tax, pre-provision return on average assets (1,3)	1.77%	1.95%	1.95%	1.87%	1.66%
Yield on earnings assets (1)	4.79%	4.90%	4.94%	4.92%	4.82%
Yield on loans receivable (1)	5.25%	5.36%	5.36%	5.39%	5.40%
Loan yield excluding fees (1)	5.08%	5.15%	5.24%	5.23%	5.22%
Cost of funds (1)	0.70%	0.70%	0.72%	0.74%	0.76%
Cost of funds, as adjusted (1,4)	N/A	N/A	N/A	0.71%	0.61%
Cost of deposits (1)	0.64%	0.63%	0.64%	0.66%	0.68%
Cost of deposits, as adjusted (1,5)	N/A	N/A	N/A	0.63%	0.52%
Net interest margin (1)	4.15%	4.26%	4.29%	4.24%	4.13%
Net interest margin, as adjusted (1,6)	N/A	N/A	N/A	4.38%	4.48%
Noninterest expense to average assets (1)	3.18%	2.90%	2.98%	3.06%	3.12%
Noninterest expense to average assets, as adjusted (1,7)	N/A	N/A	N/A	3.12%	3.37%
Efficiency ratio	64.26%	59.86%	60.46%	62.05%	65.20%
Loans receivable to deposits	100.01%	97.02%	94.78%	97.39%	81.01%
Loans receivable to deposits, as adjusted (8)	N/A	N/A	N/A	N/A	97.44%

(1) Annualized calculations shown for quarterly periods presented.

(2) For quarters ended June 30, 2019 and March 31, 2019, adjusted return on average assets is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is return on average assets.  See the end of the earnings release for more information.

(3) Pre-tax, pre-provision return on average assets is a non-GAAP measure that excludes the impact of provision for loan losses and income tax expense from return on average assets.  The most directly comparable GAAP measure is return on average assets.  See the end of the earnings release for more information.

(4) For quarters ended June 30, 2019 and March 31, 2019, adjusted cost of funds is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is cost of funds.  See the end of the earnings release for more information.

(5) For quarters ended June 30, 2019 and March 31, 2019, adjusted cost of deposits is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is cost of deposits.  See the end of the earnings release for more information.

(6) For quarters ended June 30, 2019 and March 31, 2019, adjusted net interest margin is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is net interest margin.  See the end of the earnings release for more information.

(7) For quarters ended June 30, 2019 and March 31, 2019, adjusted noninterest expense to average assets is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is noninterest expense to average assets.  See the end of the earnings release for more information.

(8) For quarter ended March 31, 2019, adjusted loans receivable to deposits is a non-GAAP measure that excludes BaaS-brokered deposits on balance sheet. The most directly comparable GAAP measure is loans receivable to deposits.  See the end of the earnings release for more information.

Noninterest income was $2.7 million for the first quarter of 2020, an increase of $612,000 from $2.1 million at the fourth quarter of 2019, and an increase of $687,000 from $2.0 million for the comparable period one year ago.  A $721,000 increase in loan referral fees, which is earned when we originate a variable rate loan and arrange for the borrower to enter into an interest rate swap agreement with a third party to fix the interest rate for an extended period, and $51,000 increase in mortgage broker fees was partially offset by a $82,000 decrease in deposit service charges and fees and $77,000 decrease in BaaS fees when compared to the quarter ended December 31, 2019.  The $687,000 increase over the quarter ended March 31, 2019 was largely due to a $420,000 increase loan referral fees combined with $133,000 increase in BaaS fees, and $77,000 increase in mortgage broker fees.

Total noninterest expense for the current quarter was $9.0 million compared to $8.0 million for the preceding quarter and increased 17.7% from $7.7 million from the comparable period one year ago. Noninterest expense variances for the quarter ended March 31, 2020 as compared to the quarter ended December 31, 2019 include a $782,000 increase in salaries and employee benefits, largely the result of hiring staff for our BaaS CCBX division and additional staff for our ongoing banking related growth initiatives, coupled with $92,000 increase in legal and professional fees related to BaaS activities through CCBX operations and regular costs related to legal and accounting work related to year-end reporting.   The increased expenses for the current quarter compared to the comparable quarter one year ago were largely due to increases in salary expenses. Full time equivalent employees at March 31, 2020 totaled 208, which was up 6.7% from the prior quarter and increased 16.2% from the quarter ended March 31, 2019. Staffing increases compared to the prior year are due to organic growth initiatives and include increases in back office staffing to support the incremental increases in banking teams and to grow our BaaS CCBX division.   Other expenses increased $259,000 as a result of $124,000 more in dues and memberships and subscription and software license expense and $49,000 more in bank examination fees.

The provision for income taxes was $714,000 at March 31, 2020, a $233,000 decrease compared to $947,000 for the fourth quarter of 2019 as a result of decreased taxable income and $27,000 less than $741,000 for the first quarter of 2019, also as a result of decreased taxable income.  The Company uses a federal statutory tax rate of 21% as a basis for calculating provision for income taxes.

Balance Sheet

The Company’s total assets increased $55.5 million, or 4.9%, to $1.18 billion at March 31, 2020 from $1.13 billion at December 31, 2019.  The primary cause of the increase was a $64.6 million in increased net loans receivable, partially offset by a $13.0 million decrease in investment securities resulting from maturities and principal paydowns. In the quarter ended March 31, 2020 total assets increased $68.0 million, or 6.1%, from $1.12 billion at March 31, 2019.  This increase is largely the result of $211.1 million increase in net loans receivable, partially offset by $121.4 million decrease in interest earning deposits with other banks.  The Company previously disclosed that at March 31, 2019 there were $164.6 million in temporary, high rate BaaS deposits on balance sheet which temporarily increased total assets as of that date.

Total loans receivable, net of allowance for loan losses, increased $64.6 million, or 7.0%, to $992.3 million at March 31, 2020, from $927.6 million at December 31, 2019 and $211.1 million, or 27.0%, from $781.2 million at March 31, 2019.  The growth in net loans receivable over the previous quarter end was due primarily to increases in commercial real estate loans of $30.1 million and $22.6 million in construction, land and land development loans, and $11.3 million in commercial and industrial loans.  As a percent of total loans, all categories remained consistent with those of December 31, 2019, and we have been able to maintain this allocation by growing all areas of our portfolio.  The Company anticipates an increase in commercial and industrial SBA 7(a) loans during the second quarter 2020, as small business owners apply for relief via the PPP as prescribed in the CARES Act.  The increase over the quarter ended March 31, 2019 was due to increases in commercial real estate of $107.6 million, $54.0 million in construction, land and land development loans, $30.4 million in commercial and industrial loans and $23.1 million in residential real estate loans.

The following table summarizes the loan portfolio at the periods indicated.

	As of
	March 31, 2020		December 31, 2019		March 31, 2019
(Dollars in thousands)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans	$122,667	12.2%	$111,401	11.8%	$92,248	11.6%
Real estate:
Construction, land and
land development	119,668	11.9	97,034	10.3	65,686	8.3
Residential	117,821	11.7	115,011	12.2	94,743	12.0
Commercial real estate	643,488	63.9	613,398	65.2	535,896	67.6
Consumer and other	3,695	0.3	4,214	0.5	3,583	0.5
Gross loans receivable	1,007,339	100.0%	941,058	100.0%	792,156	100.0%
Net deferred origination fees	(2,159)		(1,955)		(1,084)
Loans receivable	$1,005,180		$939,103		$791,072

Please see Appendix A for additional loan portfolio detail regarding industry concentrations in response to the volatile economic environment due to the COVID-19 pandemic.

Total deposits increased $37.1 million, or 3.8%, to $1.01 billion at March 31, 2020 from $968.0 million at December 31, 2019.  The increase is largely due to a $29.9 million increase in core deposits.  During the quarter ended March 31, 2020, noninterest bearing deposits decreased $25.7 million, or 6.9%, to $345.5 million from $371.2 million at December 31, 2019.  The $25.7 million decrease in noninterest bearing deposits was impacted by the loss of $10.2 million in deposits from the distribution of deposits from an estate and the reclassification of $8.5 million in noninterest bearing to interest bearing from a CCBX customer that is expected to eventually return to noninterest bearing.  NOW and money market accounts increased $54.1 million, savings accounts increased $1.5 million, BaaS-brokered deposits were relatively static and time deposits increased $6.9 million. Total deposits increased $28.6 million, or 2.9%, compared to March 31, 2019.  As previously reported, that includes $164.6 million in temporary BaaS-brokered deposits as of March 31, 2019.  Noninterest bearing deposits increased $49.3 million, or 16.6%, from $296.2 million at March 31, 2019.  NOW and money market accounts increased $123.9 million, savings accounts increased $2.6 million, BaaS-brokered deposits decreased $140.7 million and time deposits decreased $6.5 million. Efforts to retain and grow core deposits is evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio at the periods indicated and breaks out BaaS-brokered deposits.

	As of
	March 31, 2020		December 31, 2019		March 31, 2019
(Dollars in thousands)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$345,503	34.4%	$371,243	38.4%	$296,247	30.3%
NOW and money market	492,054	49.0	437,908	45.2	368,130	37.7
Savings	54,851	5.4	53,365	5.5	52,246	5.4
Total core deposits	892,408	88.8	862,516	89.1	716,623	73.4
BaaS-brokered deposits	23,904	2.4	23,586	2.4	164,604	16.9
Time deposits less than $250,000	58,366	5.8	51,644	5.4	60,728	6.2
Time deposits $250,000 and over	30,384	3.0	30,213	3.1	34,541	3.5
Total deposits	$1,005,062	100.0%	$967,959	100.0%	$976,496	100.0%

The Federal Home Loan Bank (“FHLB”) allows us to borrow against our line of credit, which is collateralized by certain loans. As of March 31, 2020, total borrowing capacity of $88.1 million was available under this arrangement. On March 4, 2020, we borrowed a total of $25.0 million in FHLB long term advances.  This includes $10.0 million for a three-year term and $15.0 million for a five-year term.  These advances provide an alternative source of funding to meet loan demand.  We were able to lock in favorable, long-term rates, that supplements deposits, which is our primary source of funding.

Total shareholders’ equity increased $3.0 million since December 31, 2019.  The increase in shareholders’ equity was primarily due to $2.7 million in net earnings during the quarter ended March 31, 2020.

Capital Ratios

The Company and the Bank remain well capitalized at March 31, 2020, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines

Tier 1 leverage capital	11.70%	11.43%	5.00%
Common Equity Tier 1 risk-based capital	12.58%	12.10%	6.50%
Tier 1 risk-based capital	12.58%	12.43%	8.00%
Total risk-based capital	13.83%	14.65%	10.00%

During the quarter ended March 31, 2020, the Company contributed $7.5 million in capital to the Bank due to the volatile economic environment.  After the downstream of capital, the Company had $6.1 million in cash at March 31, 2020 and could make additional contributions to the Bank in the future, if necessary.

Asset Quality

The allowance for loan losses was 1.29% of loans receivable at March 31, 2020 compared to 1.22% at December 31, 2019 and 1.25% at March 31, 2019.  Provision for loan losses totaled $1.6 million for the current quarter, $820,000 for the preceding quarter, and $540,000 for the same quarter in the prior year. Net charge-offs totaled $123,000 for the quarter ended March 31, 2020, compared to net charge-offs of $238,000 for the quarter ended December 31, 2019 and $32,000 net charge-offs for the quarter ended March 31, 2019.

The Company’s provision for credit losses of $1.6 million during the quarter ended March 31, 2020 is related to the growth in the loan portfolio along with an increase in qualitative factors related to the economic uncertainties caused by the COVID-19 pandemic. The Company is not required to implement the provisions of the Current Expected Credit Loss accounting standard until January 1, 2023, and will continue to account for the allowance for credit losses under the incurred loss model.

At March 31, 2020, our nonperforming assets were $763,000, or 0.06% of total assets, compared to $1.0 million or 0.09% of total assets at December 31, 2019, and $1.3 million, or 0.12% of total assets at March 31, 2019.  There were no repossessed assets or other real estate owned at March 31, 2020.

Our nonperforming loans to loans receivable ratio was 0.08% at March 31, 2020, compared to 0.11% at December 31, 2019.  Commercial and industrial nonaccrual loans totaled $699,000 at March 31, 2020, and consisted of four lending relationships.  During the first quarter of 2020, charge-offs totaled $121,000 on nonperforming loans.  Principal reductions along with the aforementioned charge-offs resulted in an overall decrease in our ratios of nonperforming loans and nonperforming assets to total assets compared to December 31, 2019.  One loan was moved to nonperforming status in the first quarter of 2020, and was subsequently charged off.

Credit quality has remained stable in 2020 thus far, as demonstrated by the low level of charge-offs and declining nonperforming loan balance.  The immediate and long-term economic impact of the global pandemic, trade issues, and decline in oil prices is unknown, however the Company remains diligent in its efforts to communicate and work with borrowers to help mitigate potential credit deterioration.

The following table details the Company’s nonperforming assets for the periods indicated.

	As of
	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019

Nonaccrual loans:
Commercial and industrial loans	$699	$965	$493
Real estate:
Residential	64	65	71
Consumer and other loans	-	-	2
Total nonaccrual loans	763	1,030	566
Total accruing loans past due 90 days or more	-	-	748
Total nonperforming loans	763	1,030	1,314
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$763	$1,030	$1,314
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.08%	0.11%	0.17%
Total nonperforming assets to total assets	0.06%	0.09%	0.12%

About Coastal Financial

Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company with Coastal Community Bank (the “Bank”), a full-service commercial bank, as its sole wholly-owned banking subsidiary.  The $1 billion community bank that the Bank operates provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank will be opening its 15th branch in Arlington, Washington in second quarter 2020.  The Bank provides select partners with BaaS through its CCBX Division. To learn more about Coastal visit www.coastalbank.com.

Contact

Eric Sprink, President & Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	March 31,	December 31,	March 31,
	2020	2019	2019
Cash and due from banks	$14,124	$16,555	$21,176
Interest earning deposits with other banks	115,112	111,259	236,483
Investment securities, available for sale, at fair value	15,469	28,360	36,970
Investment securities, held to maturity, at amortized cost	4,290	4,350	1,247
Other investments	5,723	4,505	3,600
Loans receivable	1,005,180	939,103	791,072
Allowance for loan losses	(12,925)	(11,470)	(9,915)
Total loans receivable, net	992,255	927,633	781,157
Premises and equipment, net	14,195	13,108	13,017
Operating lease right-of-use assets	8,228	8,493	9,305
Accrued interest receivable	3,014	2,980	2,505
Bank-owned life insurance, net	6,931	6,882	6,735
Deferred tax asset, net	2,735	2,743	2,496
Other assets	1,995	1,658	1,399
Total assets	$1,184,071	$1,128,526	$1,116,090

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$1,005,062	$967,959	$976,496
Federal Home Loan Bank (FHLB) advances	24,999	10,000	-
Subordinated debt, net	9,982	9,979	9,968
Junior subordinated debentures, net	3,583	3,583	3,581
Deferred compensation	947	974	1,052
Accrued interest payable	310	308	343
Operating lease liabilities	8,419	8,679	9,471
Other liabilities	3,603	2,871	2,814
Total liabilities	1,056,905	1,004,353	1,003,725

SHAREHOLDERS’ EQUITY
Common stock	87,166	86,983	86,579
Retained earnings	39,946	37,222	26,829
Accumulated other comprehensive income (loss), net of tax	54	(32)	(1,043)
Total shareholders’ equity	127,166	124,173	112,365
Total liabilities and shareholders’ equity	$1,184,071	$1,128,526	$1,116,090

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$12,627	$12,323	$10,419
Interest on interest earning deposits with other banks	358	477	808
Interest on investment securities	119	154	153
Dividends on other investments	16	80	14
Total interest and dividend income	13,120	13,034	11,394
INTEREST EXPENSE
Interest on deposits	1,554	1,511	1,436
Interest on borrowed funds	202	192	191
Total interest expense	1,756	1,703	1,627
Net interest income	11,364	11,331	9,767
PROVISION FOR LOAN LOSSES	1,578	820	540
Net interest income after provision for loan losses	9,786	10,511	9,227
NONINTEREST INCOME
Deposit service charges and fees	723	805	726
BaaS fees	579	656	446
Loan referral fees	1,053	332	633
Mortgage broker fees	162	111	85
Sublease and lease income	30	27	10
Gain on sales of loans, net	-	-	(11)
Other	124	128	95
Total noninterest income	2,671	2,059	1,984
NONINTEREST EXPENSE
Salaries and employee benefits	5,683	4,901	4,558
Occupancy	927	972	994
Data processing	551	544	529
Director and staff expenses	270	302	240
Excise taxes	203	190	165
Marketing	112	93	94
Legal and professional fees	323	231	409
Federal Deposit Insurance Corporation (FDIC) assessments	70	(21)	75
Business development	125	111	102
Other	755	692	496
Total noninterest expense	9,019	8,015	7,662
Income before provision for income taxes	3,438	4,555	3,549
PROVISION FOR INCOME TAXES	714	947	741
NET INCOME	$2,724	$3,608	$2,808

Basic earnings per common share	$0.23	$0.30	$0.24
Diluted earnings per common share	$0.22	$0.30	$0.23
Weighted average number of common shares outstanding:
Basic	11,909,248	11,903,750	11,884,107
Diluted	12,208,175	12,213,512	12,183,234

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	For the Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$103,372	$358	1.39%	$106,985	$477	1.77%	$133,458	$808	2.46%
Investment securities (1)	27,041	119	1.77	32,871	154	1.86	39,552	153	1.57
Other Investments	4,507	16	1.43	3,743	80	8.48	3,150	14	1.80
Loans receivable (2)	966,602	12,627	5.25	911,373	12,323	5.36	782,387	10,419	5.40
Total interest earning assets	1,101,522	13,120	4.79	1,054,972	13,034	4.90	$958,547	$11,394	4.82
Noninterest earning assets:
Allowance for loan losses	(11,657)			(11,002)			(9,623)
Other noninterest earning assets	51,596			51,373			48,145
Total assets	$1,141,461			$1,095,343			$997,069

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$628,037	$1,554	1.00%	$585,277	$1,511	1.02%	$571,086	$1,436	1.02%
Subordinated debt, net	9,980	146	5.88	9,977	148	5.89	9,966	145	5.90
Junior subordinated debentures, net	3,583	35	3.93	3,583	39	4.32	3,581	44	4.98
FHLB advances and other borrowings	7,851	21	1.08	893	5	2.22	297	2	2.73
Total interest bearing liabilities	649,451	1,756	1.09	599,730	1,703	1.13	$584,930	$1,627	1.13
Noninterest bearing deposits	352,930			360,030			288,049
Other liabilities	12,544			12,869			13,029
Total shareholders' equity	126,536			122,714			111,061
Total liabilities and
shareholders' equity	$1,141,461			$1,095,343			$997,069
Net interest income		$11,364			$11,331			$9,767
Interest rate spread			3.70%			3.77%			3.69%
Net interest margin (3)			4.15%			4.26%			4.13%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Income Statement Data:
Interest and dividend income	$13,120	$13,034	$12,355	$11,804	$11,394
Interest expense	1,756	1,703	1,628	1,618	1,627
Net interest income	11,364	11,331	10,727	10,186	9,767
Provision for loan losses	1,578	820	637	547	540
Net interest income after
provision for loan losses	9,786	10,511	10,090	9,639	9,227
Noninterest income	2,671	2,059	2,088	2,132	1,984
Noninterest expense	9,019	8,015	7,748	7,643	7,662
Net income - pre-tax, pre-provision	5,016	5,375	5,067	4,675	4,089
Provision for income tax	714	947	919	854	741
Net income	2,724	3,608	3,511	3,274	2,808

	As of Period End or for the Three Month Period
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Balance Sheet Data:
Cash and cash equivalents	$129,236	$127,814	$153,347	$113,470	$257,659
Investment securities	19,759	32,710	32,696	42,381	38,217
Loans receivable	1,005,180	939,103	874,112	845,443	791,072
Allowance for loan losses	(12,925)	(11,470)	(10,888)	(10,443)	(9,915)
Total assets	1,184,071	1,128,526	1,090,060	1,031,024	1,116,090
Interest bearing deposits	659,559	596,716	573,162	552,254	680,249
Noninterest bearing deposits	345,503	371,243	349,087	315,890	296,247
Core deposits (1)	892,408	862,516	817,593	754,768	716,623
Total deposits	1,005,062	967,959	922,249	868,144	976,496
Total borrowings	38,564	23,562	33,557	33,554	13,549
Total shareholders’ equity	127,166	124,173	120,422	116,591	112,365

Share and Per Share Data (2):
Earnings per share – basic	$0.23	$0.30	$0.30	$0.28	$0.24
Earnings per share – diluted	$0.22	$0.30	$0.29	$0.27	$0.23
Dividends per share	-	-	-	-	-
Book value per share (3)	$10.66	$10.42	$10.11	$9.79	$9.44
Tangible book value per share (4)	$10.66	$10.42	$10.11	$9.79	$9.44
Weighted avg outstanding shares – basic	11,909,248	11,903,750	11,901,873	11,895,026	11,884,107
Weighted avg outstanding shares – diluted	12,208,175	12,213,512	12,188,507	12,202,197	12,183,234
Shares outstanding at end of period	11,929,413	11,913,885	11,912,115	11,908,185	11,902,715
Stock options outstanding at end of period	774,937	784,217	786,257	791,267	804,117

	As of Period End or for the Three Month Period
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Credit Quality Data:
Nonperforming assets to total assets	0.06%	0.09%	0.12%	0.16%	0.12%
Nonperforming assets to loans receivable and OREO	0.08%	0.11%	0.15%	0.19%	0.17%
Nonperforming loans to total loans receivable	0.08%	0.11%	0.15%	0.19%	0.17%
Allowance for loan losses to nonperforming loans	1694.0%	1113.6%	837.5%	633.7%	754.6%
Allowance for loan losses to total loans receivable	1.29%	1.22%	1.25%	1.24%	1.25%
Gross charge-offs	$124	$242	$196	$22	$34
Gross recoveries	$1	$4	$4	$3	$2
Net charge-offs to average loans (5)	0.05%	0.10%	0.09%	0.01%	0.02%

Capital Ratios (6):
Tier 1 leverage capital	11.43%	11.64%	12.00%	11.99%	11.57%
Common equity Tier 1 risk-based capital	12.10%	12.74%	13.02%	12.99%	13.24%
Tier 1 risk-based capital	12.43%	13.10%	13.40%	13.37%	13.66%
Total risk-based capital	14.65%	15.35%	15.70%	15.70%	16.06%

(1) Core deposits are defined as all deposits excluding BaaS-brokered and time deposits.
(2) Share and per share amounts are based on total common shares outstanding.
(3) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(4) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(5) Annualized calculations.
(6) Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures in addition to results presented in accordance with GAAP.

The following non-GAAP measures are presented to illustrate the impact of provision for loan losses and provision for income taxes on net income and return on average assets.

“Pre-provision, pre-tax return net income” is a non-GAAP measure that excludes the impact of provision for loan losses and provision for income taxes from net income.  The most directly comparable GAAP measure is net income.

“Pre-provision, pre-tax return on average assets” is a non-GAAP measure that excludes the impact of provision for loan losses and provision for income taxes from return on average assets.  The most directly comparable GAAP measure is return on average assets.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Pre-provision, pre-tax return on average assets:
Total average assets	$1,141,461	$1,095,343	$1,031,969	$1,002,436	$997,069
Total net income	2,724	3,608	3,511	3,274	2,808
Plus: provision for loan losses	1,578	820	637	547	540
Plus: provision for income taxes	714	947	919	854	741
Total pre-provision, pre-tax net income	$5,016	$5,375	$5,067	$4,675	$4,089
Pre-provision, pre-tax return on average assets:	1.77%	1.95%	1.95%	1.87%	1.66%

The following non-GAAP financial measures are presented to illustrate and identify the impact of temporary high rate BaaS deposits on the balance sheet.  By removing these temporary deposits to show what the results would have been without them we are providing the investors with the information to better compare results with periods that did not have these temporary deposits.  These measures include the following:

“Adjusted return on average assets” is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is return on average assets.

“Adjusted cost of funds” is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is cost of funds.

“Adjusted cost of deposits” is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is cost of deposits.

“Adjusted net interest margin” is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is net interest margin.

“Adjusted noninterest expense to average assets” is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is noninterest expense to average assets.

“Adjusted loans receivable to deposits” is a non-GAAP measure that excludes BaaS-brokered deposits on balance sheet. The most directly comparable GAAP measure is loans receivable to deposits.

The Company also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(Dollars in thousands)	June 30, 2019	March 31, 2019
Adjusted return on average assets:
Total average assets	$1,002,436	$997,069
Less: average BaaS-brokered deposits	20,252	74,116
Adjusted total average deposits and borrowings	$982,184	$922,953
Total net income	$3,274	$2,808
Less: fees earned on servicing BaaS-brokered deposits	36	78
Adjusted net income	$3,238	$2,730
Adjusted return on average assets:	1.34%	1.20%
Adjusted cost of funds:
Total average deposits and borrowings	$874,610	$872,979
Less: average BaaS-brokered deposits	20,252	74,116
Adjusted total average deposits and borrowings	$854,358	$798,863
Total interest expense	$1,618	$1,627
Less: interest expense on BaaS-brokered deposits	116	435
Adjusted interest expense	$1,502	$1,192
Adjusted cost of funds:	0.71%	0.61%
Adjusted cost of deposits:
Total average deposits	$859,516	$859,135
Less: average BaaS-brokered deposits	20,252	74,116
Adjusted total average deposits	$839,264	$785,019
Interest expense on deposits	$1,420	$1,436
Less: interest expense on BaaS-brokered deposits	116	435
Adjusted interest expense on interest bearing deposits	$1,304	$1,001
Adjusted cost of deposits:	0.63%	0.52%
Adjusted net interest margin:
Total average interest earning assets	$962,867	$958,547
Less: average BaaS-brokered deposits held in cash	20,252	74,116
Adjusted total average interest earning assets	$942,615	$884,431
Total net interest income	$10,186	$9,767
Less: interest income earned BaaS-brokered deposits held in cash	116	435
Plus: interest expense on BaaS-brokered deposits	116	435
Adjusted net interest income	10,186	9,767
Adjusted net interest margin:	4.38%	4.48%
Adjusted noninterest expense to average assets:
Total average assets	$1,002,436	$997,069
Less: average BaaS-brokered deposits	20,252	74,116
Adjusted total average assets	$982,184	$922,953
Total noninterest expense	$7,643	$7,662
Adjusted noninterest expense to average assets:	3.12%	3.37%
Adjusted loans receivable to deposits (1):
Total loans receivable	n/a	$791,072
Total deposits	n/a	976,496
Less: BaaS-brokered deposits	n/a	164,604
Total deposits, less BaaS-brokered deposits	n/a	$811,892
Adjusted loans receivable to deposits:	n/a	97.44%

(1) Adjusted loans receivable to deposits is only presented for periods that include atypically large BaaS-brokered deposits as of the end of the period presented.

APPENDIX A

As of March 31, 2020

We have a diversified loan portfolio, representing a wide variety of industries. The three largest categories of our loans are commercial real estate, commercial and industrial, and construction, land and land development loans.  Together they represent $885.8 million in outstanding loan balances or 88.0% of total gross loans outstanding.  When combined with $159.1 million in unused commitments the total of these three categories is $1.044 billion or 88.1% of total outstanding loans and loan commitments.

Commercial real estate represents the largest segment of our loans, comprising 63.9% of our total balance of outstanding loans as of March 31, 2020.  Unused commitments to extend credit represents an additional $11.3 million, the combined total exposure in commercial real estate loans represents $654.7 million or 55.2% of our total outstanding loans and loan commitments.

The following table summarizes our exposure by industry for our commercial real estate portfolio as of March 31, 2020:

(Dollars in thousands)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Hotel/Motel	$99,168	$1,092	$100,260	8.5%	$3,673	27
Apartments	76,536	2,000	78,536	6.6	1,215	63
Mixed use	71,599	3,482	75,081	6.3	833	86
Office	72,832	892	73,724	6.2	837	87
Retail	69,133	55	69,188	5.8	922	75
Convenience store	64,678	700	65,378	5.5	1,702	38
Warehouse	58,767	50	58,817	5.0	1,130	52
Manufacturing	36,344	593	36,937	3.1	1,010	36
Groups < 2.0% of total	94,431	2,387	96,818	8.2	1,243	76
Total	$643,488	$11,251	$654,739	55.2%	$1,192	540

Commercial and industrial loans comprise 12.2% of our total balance of outstanding loans as of March 31, 2020.  Unused commitments to extend credit represents an additional $74.9 million, the combined total exposure in commercial and industrial loans represents $197.6 million or 16.7% of our total outstanding loans and loan commitments.

The following table summarizes our exposure by industry for our commercial and industrial loan portfolio as of March 31, 2020:

(Dollars in thousands)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Construction/Contractor Services	$17,376	$22,432	$39,808	3.4%	$124	140
Capital Call Lines	11,506	20,744	32,250	2.7	1,151	10
Manufacturing	12,955	7,310	20,265	1.7	216	60
Medical / Dental / Other Care	16,185	1,656	17,841	1.5	225	72
Financial Institutions	14,400	-	14,400	1.2	4,800	3
Family and Social Services	11,746	1,764	13,510	1.1	839	14
Groups < 1.0% of total	38,499	21,033	59,532	5.0	123	314
Total	$122,667	$74,939	$197,606	16.7%	$200	613

Construction, land and land development loans comprise 11.9% of our total balance of outstanding loans as of March 31, 2020.  Unused commitments to extend credit represents an additional $72.9 million, the combined total exposure in construction, land and land development loans represents $192.5 million or 16.2% of our total outstanding loans and loan commitments.

The following table details our exposure for our construction, land and land development portfolio as of March 31, 2020:

(Dollars in thousands)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$63,073	$53,921	$116,994	9.9%	$2,523	25
Residential construction	28,597	14,389	42,986	3.6	894	32
Developed land loans	14,482	693	15,175	1.3	402	36
Undeveloped land loans	9,540	822	10,362	0.9	502	19
Land development	3,976	3,052	7,028	0.6	497	8
Total	$119,668	$72,877	$192,545	16.2%	$997	120